Exhibit 10.1

FIRST AMENDMENT TO WARRANT

THIS FIRST AMENDMENT TO WARRANT (“Amendment”) is entered into as of May 24, 2023 (the “Effective Date”), by and between Muzinich BDC, Inc. (“Holder”) and Wireless Telecom Group, Inc. (the “Company”).

WHEREAS, Holder and the Company are parties to that certain Warrant dated as of February 7, 2020 (the “Warrant”) for the purchase 266,167 shares of common stock of the Company at an Exercise Price Per Share of $1.3923. Capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to such term in the Warrant;

WHEREAS, Section 14.4 of the Warrant permits the Warrant to be amended by the written consent of the Company and Holder; and

WHEREAS, Holder and the Company desire to modify and amend the Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments to Warrant.

(a) The following is to be inserted as a new Section 2.1(h):

“(h) Notwithstanding anything to the contrary contained in this Warrant, the purchase rights represented by this Warrant will be deemed automatically exercised in full via a “Cashless Exercise” pursuant to Section 2.1(c) (with “Y” being 266,167 (as adjusted pursuant to Section 4 of this Warrant) and the Fair Market Value Price Per Share being an amount equal to the total consideration per share to be paid (giving effect to all consideration to be paid, whether stock, securities, assets or cash) to holders of Common Stock in connection with the transaction giving rise to the Change of Control in question (the “Per Share Consideration Amount”)), immediately prior to a Change of Control so long as the Exercise Price Per Share is less than the Per Share Consideration Amount; provided that to the extent cash on the Company’s balance sheet is being distributed to holders of Common Stock by way of dividend in connection with such Change of Control and in addition to the Per Share Consideration Amount being paid to such holders, Holder shall also receive its pro rata share of such dividend at the time of the deemed exercise contemplated by this Section 2.1(h). Subject to the immediately preceding sentence, upon the consummation of any Change of Control, this Warrant shall immediately and automatically terminate and be of no further force and effect, and all rights granted pursuant to this Warrant shall be cancelled.”

(b) The following sentence is to be added at the end of Section 4.2(b):

“This Section 4.2(b) shall not apply to a Change of Control.”

2. No Assignment by Holder

Holder represents and warrants to the Company as follows:

(a) Holder has good title to the Warrant free and clear of any liens, encumbrances, security agreements, equities, options, claims, or charges of any kind;

(b) Holder has not assigned, conveyed, or otherwise transferred any of the Warrant and has not previously exercised its rights under the Warrant;

(c) Other than the Warrant, there is no other agreement or understanding between the Company and Holder that would entitle the Holder, to acquire any securities of the Company; and

(d) Holder has all requisite power and authority to execute and deliver this Amendment and perform its obligations hereunder, and assuming this Amendment constitutes the valid and binding agreement of the Company, this Amendment constitutes the valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

3. No Further Amendments

Except as amended hereby, the Warrant shall remain unmodified and in full force and effect. The parties hereto hereby ratify and confirm the Warrant, as amended concurrently herewith. In the event of any inconsistency between the provisions of the Warrant and the provisions of this Amendment, the provisions of this Amendment shall prevail. Notwithstanding the foregoing, references to the date of the Warrant, and references to the “Effective Date,” the “Original Issue Date,” “the date of this Warrant,” and “the date hereof,” each as set forth in the Warrant, shall continue to refer to February 7, 2020.

4. Changes and Modifications in Writing

No provision of this Amendment may be changed or modified, except by an instrument in writing signed by all of the parties hereto.

5. Binding Effect

All covenants, stipulations, promises and agreements in this Amendment contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

6. Signature and Execution

This Amendment may be executed in counterparts and such counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7. Entire Agreement

This Amendment constitutes the entire agreement among the parties hereto, superseding all prior understandings, representations, warranties and agreements of the parties related to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date set forth above.

MUZINICH BDC, INC.

By:	/s/ Jeffrey Youle
Name:	Jeffrey Youle
Title:	Head of US Private Debt

WIRELESS TELECOM GROUP, INC.

By:	/s/ Michael Kandell
Name:	Michael Kandell
Title:	Chief Financial Officer

[Signature Page – Warrant Amendment]